Registration No. 333-87352
                                                                    Rule 424(b)3



                           MONMOUTH COMMUNITY BANCORP
                         First Supplement to Prospectus
                              dated July 23, 2002


     Monmouth Community Bancorp announced on Monday, September 30, 2002, the conclusion of the company's offering to its shareholders of record as of July 23, 2002 of 1,023,415 rights to purchase shares of the company's common stock pursuant to the company's Registration Statement on Form SB-2 (Registration No. 333-87352). During the period in which rights could be exercised for shares of the company's common stock, shareholders of the company purchased a total of 152,589 shares of common stock. Upon expiration of the rights on September 30, 2002, 870,826 shares of the company's common stock, the number of shares of common stock reserved for issuance upon the exercise of rights but which were not purchased during the offering of rights, were made available to the public. These shares are in addition to the 150,000 shares of company common stock already being offered to the public. The offering to the public will conclude on November 30, 2002, unless extended by the company at its sole discretion.

     Monmouth Community Bancorp announced on Saturday, October 12, 2002, the opening of the Ocean Grove, New Jersey branch of Monmouth Community Bank, N.A., the company's wholly-owned subsidiary. Monmouth Community Bank had filed an application on May 7, 2002 with the Office of the Comptroller of the Currency for the establishment of a full service bank branch to be located at 61 Main Avenue, Ocean Grove, New Jersey. The Office of the Comptroller of the Currency approved Monmouth Community Bank's application for an Ocean Grove branch on June 12, 2002. As a result of the commencement of banking operations at the Ocean Grove location, Monmouth Community Bank has increased its total number of full service branches to five, including branches located in Long Branch, Spring Lake Heights, Little Silver and Neptune City, New Jersey.

     In addition, Monmouth Community Bank expects to commence banking operations at its newest branch office located at 3636 Highway 33, Neptune, New Jersey by the end of the first quarter of 2003. The Office of the Comptroller of the Currency previously approved Monmouth Community Bank's application for a Neptune branch on July 10, 2002.





October 15, 2002